EXHIBIT 99

                                  MarketU Inc.

                               Shares Common Stock

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares (the "Shares") of this common stock (the "Common Stock") of MarketU, Inc. (the "Company" or "MarketU") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company 's Common Stock. Persons who receive Shares pursuant to the Plans and who are offering such Shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      The Company's common stock is quoted on the OTC Bulletin Board under the symbol "MKTU." On September 10, 2001 the closing bid price for one share of the Company's common stock was $0.16.


                     The date of this Prospectus is September __, 2001.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (26 Federal Plaza, New York, New York 10278), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                                 Kenneth Galpin
                        20145 Stewart Crescent, Suite 101
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634

      The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

               (1) Annual Report on Form 10-KSB/A for the fiscal year ended July 31, 2000 filed on August 3, 2001.

               (2) Quarterly report on Form 10-QSB/A for the quarter ended April 30, 2001 filed on June 28, 2001.

               (3)  Registration   Statement  on  Form  SB-2   (Commission  File
                    #333-68098).

               (4) Description of the Company's common stock as contained in a registration statement on Form 10-KSB/A.

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                                      PAGE

THE COMPANY ..................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

EXPERTS.......................................................

GENERAL ......................................................

                                   THE COMPANY

      MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city to locate a realtor to assist in the real estate transaction. MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through its MostReferred.com, AMRR.com, CMRR.com and related websites, or by phoning a 1-800-414-5655 hotline.

                                  RISK FACTORS

Prospective investors should be aware that ownership of MarketU's common stock involves risks which could adversely affect the value of their shares. MarketU does not make, nor has it authorized any other person to make, any representations about the future market value of MarketU's common stock.

The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

MarketU has suffered losses in the past and may never become profitable.

MarketU incurred a net loss of $598,680 for the nine months ended April 30, 2001, ($403,877) for the six months ended January 31, and from the date of its formation through April 30, 2001, MarketU incurred net losses of approximately $906,000. MarketU expects to incur net losses for the foreseeable future and MarketU may never be profitable.

MarketU is dependant on additional financing to expand its operations. If adequate funds are not available when required or on acceptable terms, MarketU may be required to alter its business plans and delay or scale back its sales and marketing efforts which, in turn, would result in a decline in MarketU's revenues.

This offering is being made on behalf of certain selling shareholders of MarketU. MarketU will not receive any proceeds from the sale of the shares offered by the selling shareholders. MarketU needs additional capital to advance its business and marketing plans. Since the cash generated from MarketU's operations may not be sufficient to fund these activities, MarketU may need additional financing through private financings, debt or equity offerings or collaborative arrangements with others. Any equity offering will result in dilution of the ownership interest of MarketU's shareholders and may result in a decline in the price of MarketU's common stock.

MarketU's services are dependent on the use of the Internet and any interruptions, delays or capacity problems experienced on the Internet or with telephone connections would adversely affect MarketU's ability to operate.

MarketU's revenues during the quarter ended October 31, 2000 were less than MarketU's revenues during the comparable quarter in 1999 due, in part, to technical problems experienced during the summer of 2000. These technical problems included software failures that resulted in MarketU being unable to view customer information by means of its websites, and website server hardware failures that caused MarketU's websites to be unavailable to its customers for significant periods of time.

MarketU may not be able to protect its intellectual property.

MarketU considers the methods it uses to survey realtors for potential membership in its program to be proprietary. Since these survey methods are not patented, MarketU relies primarily on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its survey methods. It is possible that others may independently develop superior survey methods or obtain access to MarketU's survey methods. Monitoring and identifying unlawful use of MarketU's technology may prove difficult, and the cost of litigation may prevent MarketU from prosecuting any unauthorized use of its technology.

Government regulation and legal uncertainties could impair the growth of the Internet and decrease demand for MarketU's services or increase its cost of doing business.

Although there are currently few laws and regulations directly applicable to the Internet, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business by means of the internet. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for MarketU's services and increase the cost of doing business, or otherwise harm MarketU's business and operating results. Moreover, the applicability of existing laws to the Internet relating to property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

The limited public market for MarketU's common stock may limit the ability of shareholders to sell their shares.

MarketU's common stock is quoted on the OTC Bulletin Board and there has been only a limited public market for MarketU's common stock. An active trading market for MarketU's stock may not develop and purchasers of the shares offered by this prospectus may not be able to resell their securities at prices equal to or greater than the price paid for these shares. The market price of MarketU's common stock may decline as the result of announcements by MarketU or its competitors, variations in MarketU's results of operations, and market conditions in the real estate and Internet industries in general.

Rules of the Securities and Exchange Commission concerning low priced securities may limit the ability of shareholders to sell their shares.

MarketU's common stock is subject to Rule 15g-9 of the Securities and Exchange Commission which rule imposes requirements on broker/dealers who sell securities subject to the rule. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9 may affect the ability of broker/dealers to sell MarketU's common stock and may also limit the ability of investors in this offering to sell MarketU's common stock in the secondary market

The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security are provided by the exchange or system. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level or risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and its salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may reduce the level of trading activity in the secondary market for MarketU's common stock.

The issuance of additional shares of common stock could cause the price of MarketU's common stock to decline.

MarketU has warrants and preferred stock outstanding, the exercise or conversion of which could result in the issuance of 8,030,893 shares of common stock. To the extent these shares are issued, the percentage of common stock held by existing common stockholders will be reduced. In addition the exercise of any or all of the options or warrants might result in further dilution of the net tangible book value of the existing stockholders' shares. If the market price of MarketU's common stock is above the exercise price of an option or warrant the holders of the option or warrant may exercise the warrant or option, in which case MarketU would be required to sell its shares at below market prices, further diluting the interests of other shareholders.

The shares offered by this prospectus may depress the price of MarketU's common stock.

By means of this prospectus, certain selling shareholders of MarketU are offering to sell shares of MarketU's common stock. The sale of these shares, or their potential for sale, in the public market may cause the price of MarketU's common stock to decline.

                             COMPARATIVE SHARE DATA

    As of August 31, 2001, MarketU had 14,204,184 outstanding shares of common stock, assuming all Series A Preferred shares are converted into shares of common stock.

    The following table lists additional shares of the Company's common stock which may be issued as the result of the exercise of outstanding options or warrants:

                                                Number of           Note
                                                 Shares           Reference

   Shares outstanding as of August 31, 2001     14,204,184

   Shares issuable upon exercise of options
   granted pursuant to Company's Incentive
   and Non-Qualified Stock Option Plans.        1,109,000               A

   Shares issuable upon exercise of other
   options and warrants issued.                 2,421,893               B


A.  Information regarding these options follows:

    Name of                  Shares Subject   Option Exercise   Expiration of
Option Holder                  to Option           Price           Option
-------------                --------------   ---------------   -------------

Justin Van Dyken                 50,000           $0.43            8/01/03
Mo Dhaliwal                      70,000           $0.43            8/01/03
Scott Munro                      50,000           $0.43            8/01/03
Pamela Mackie                    30,000           $0.43            8/01/03
Barb Kalashnikov                 40,000           $0.43            8/01/03
Andrew Lissimore                 20,000           $0.43            8/01/03
Brenda Crepeau                   15,000           $0.43            8/01/03
Angela Rithaler                  25,000           $0.43            8/01/03
Leslee Tapella                   15,000           $0.43            8/01/03
Mike Pope                        10,000           $0.43            8/01/03
Stan Penny                       15,000           $0.43            8/01/03
Millie Wolfram                    8,000           $0.43            8/01/03
Mick Cronk                        5,000           $0.43            8/01/03
Tyson Solberg                     5,000           $0.43            8/01/03
Norah Read                       10,000           $0.43            8/01/03
Deborah Hudson                    3,000           $0.43            8/01/03
Lori Goodkey                      5,000           $0.43            8/01/03
Lesly Matter                      4,000           $0.43            8/01/03
Tracy Bundy                       4,000           $0.43            8/01/03

    Name of                  Shares Subject   Option Exercise   Expiration of
Option Holder                  to Option           Price           Option
-------------                --------------   ---------------   -------------

James Sanford                    10,000           $0.43            8/01/03
Scott Munro                      75,000           $0.25            6/01/03
Pamela Mackie                    40,000           $0.25            6/01/03
Ken Galpin                      100,000           $0.25            6/01/03
George Shahnazarian             100,000           $0.25            6/01/03
Glenn Davies                    100,000           $0.25            6/01/03
Ken Landis                      100,000           $0.25            6/01/03
David Woodcock                  100,000           $0.25            6/01/03
Joy Tan                         100,000           $0.25            6/01/03
                             ----------
                              1,109,000
                             ==========

      The shares of the Company's common stock issuable upon the exercise of these options are being offered for public sale by means of this prospectus. See "Selling Shareholders".

B.  Information regarding these options and warrants follows:

                           Shares Issuable
                          Upon Exercise of      Exercise       Expiration
Name                    Options or Warrants        Price              Date
----                    -------------------     ---------------   ------------

Sierra Group, Inc.           200,000             $0.75          12/22/01
Khachik Toomian            1,000,000             $0.25          10/18/02
612559 B.C. Ltd.             566,893             $0.25          10/18/02 (1)
KJS Ventures Ltd.            375,000             $0.25          07/13/03 (1)
George Shahnazarian          150,000             $0.25          05/29/03
Pat Johnson                    4,000             $0.43          08/01/03
Chas Coleman                  30,000             $0.43          08/01/03
Ross Munro                    50,000             $0.43          08/01/03
Brian Jenkins                  6,000             $0.43          08/01/03
David Crawford                40,000             $0.43          08/01/03
                         -----------
                           2,421,893
                         ===========

(1)   Price increases to $0.30 after 10/18/01

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of the Company's common stock (the "Selling Shareholders") and were issued by the Company in connection with the Company's employee stock option or stock bonus plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Incentive Stock Option Plan. The Company's Incentive Stock Option Plan authorizes the issuance of up to 500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of not more than 1,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's Board of Directors but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of up to 500,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

      The following sets forth certain information as of August 31, 2001 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                                Total       Shares                 Remaining
                                Shares   Reserved for    Shares    Options/
                               Reserved   Outstanding   Issued As    Shares
Name of Plan                  Under Plans   Options    Stock Bonus Under Plans
------------                  ----------- -----------  ----------- -----------

Incentive Stock Option Plan     500,000      50,000         N/A     450,000
Non-Qualified Stock Option
 Plan                         1,500,000   1,059,000         N/A     441,000
Stock Bonus Plan                500,000         N/A     169,500     330,500
                                          ---------
                                          1,109,000
                                          =========

      The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the Plans:Incentive and Non-Qualified Stock Options

      See "Comparative Share Data", Note A for information concerning these options.
Stock Bonuses

      The following persons have received shares of the Company's common stock as stock bonuses:

Name                                Shares Issued as Stock Bonus

Scott Munro                               15,000
James Sanford                             56,000
Rupinder Nanuwa                            4,000
Christine Strecko                          1,000
Pamela Mackie                             50,000
Stan Penny                                25,000
Millie Wolfram                             4,000
Norah Read                                 5,000
Lori Goodkey                               2,500
Lesly Matter                               2,000
Justin Van Dyken                           5,000
                                        --------
                                         169,500

Other Options

    See "Comparative Share Data, Note B" for information concerning other options and warrants issued by the Company. These options and warrants were not granted pursuant to any of the Company's stock option plans. The shares issuable upon the exercise of these options and warrants have been registered for public sale by means of a separate registration statement filed with the Securities and Exchange Commission.

Selling Shareholders

      Officers, directors and affiliates of the Company who acquired shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.

      Kenneth Galpin, Scott Munro, George Shahnazarian, William Coughlin, Glenn Davies, Ken Landis and David Woodcock are all officers and/or directors of the Company.

                                                       Number of
                                                       Shares to
                                 Number of Shares   be Beneficially
                       Number of  Being Offered      owned on Com-    Percent
Name of Selling         Shares   Option     Bonus   pletion of the      of
Shareholder             Owned   Shares(1)  Shares(2)    Offering       Class
---------------        -------- ---------  --------- --------------   -------


Tracy Bundy               --      4,000       --            --
Brenda Crepeau            --     15,000       --            --
Mick Cronk                --      5,000       --            --
Glenn Davies              (3)   100,000       --            --
Mo Dhaliwal               --     70,000       --            --
Ken Galpin                (3)   100,000       --            --
Lori Goodkey           2,500      5,000    2,500            --
Deborah Hudson            --      3,000       --            --
Barb Kalashnikov      13,454     40,000       --        13,454           *
Ken Landis           (3)(4)     100,000       --            --
Andrew Lissimore       5,320     20,000       --         5,320           *
Pamela Mackie         50,000     70,000   50,000            --
Lesly Matter           2,000      4,000    2,000            --
Scott Munro           18,646    125,000   15,000         3,646           *
Rupinder Nanuwa        4,000         --    4,000            --
Stan Penny            25,000     15,000   25,000            --
Mike Pope                 --     10,000       --            --
Norah Read             5,000     10,000    5,000            --
Angela Rithaler           --     25,000       --            --
James Sanford         56,000     10,000   56,000            --
George Shahnazarian  150,000(3) 100,000       --       150,000         1%
Tyson Solberg             --      5,000       --            --
Christine Strecko      1,000         --    1,000            --
Joy Tan               99,348    100,000          --     99,348         1%
Leslee Tapella        16,000     15,000       --        16,000           *

Justin Van Dyken       5,000     50,000    5,000            --           *
Millie Wolfram         4,000      8,000    4,000            --           *
David Woodcock            (3)   100,000       --            --

* Less than 1%

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares received as a stock bonus.
(3) Does not include shares owned, or which may be acquired by 612559 B.C. Ltd. 612559 B.C. Ltd. owns 1,383,787 shares of the Company's common stock, has options to acquire an additional 4,000,000 shares of common stock from other Company shareholders and has a warrant to acquire 566,893 shares of common stock from the Company.

     Kenneth Galpin, George Shahnazarian and Ken Landis are the sole officers and directors of 612559 B.C. Ltd.

      The shareholders of 612559 B.C. Ltd. are:

            Name                          % Ownership

        Ken Galpin                            20.10% *
        George Shahnazarian                    2.00%
        George Shahnazarian                   20.10%  *
        Glenn Davis                           20.10% *
        David Woodcock                         3.35% *
        KJS Ventures Ltd.                     25.00% (4)
        Non-affiliates of MarketU              9.35%
                                              ------
                                                100%

* Share ownership is through MarketU Communications, Ltd.

(4) Does not include shares owned, or which may be acquired, by KJS Ventures Ltd. Aside from its interest in 612559 B.C. Ltd. (see Note 1 above), KJS Ventures owns 750,000 shares of the Company's common stock and has a warrant to acquire an additional 375,000 common shares from the Company. Ken Landis is the controlling shareholder of KJS Ventures Ltd. and may therefore be deemed the beneficial owner of the shares owned by KJS Ventures.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                            DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares issued by the Company.

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

Preferred Stock

      The Company is authorized to issue up to 10,000,000 shares of preferred stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to issue the preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations, or restrictions thereof as they determine, within the limitations provided by Delaware statute.

      The provisions in the Company's Certificate of Incorporation relating to the preferred stock allow the Company's directors to issue Preferred Stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the Company's common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

Transfer Agent

            Corporate Stock Transfer, Inc.
            3200 Cherry Creek Drive South, Suite 430
            Denver CO, 80209
            Telephone Number (303)-282-4800
            Facsimile Number (303)-777-3094

                                LEGAL PROCEEDINGS

      The Company is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

    The financial statements of the Company as of July 31, 2000 and 1999 and for the years ended July 31, 2000, 1999 and 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, as stated in their report which is also incorporated herein by reference, upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP is dated November 14, 2000, except for notes 1 and 2(a) which are as of May 14, 2001 on the consolidated financial statements of MarketU Inc., which report appears in the July 31, 2000 annual report on Form 10-KSB/A of MarketU Inc. The report of KPMG LLP dated November 14, 2000, except for notes 1 and 2(a) which are as of May, 14 2001, contains an explanatory paragraph that states that the consolidated financial statements have been restated from those previously presented.

                                     GENERAL

      The Delaware General Corporation Law provides that the Company may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.